SOFTWARE DISTRIBUTION AND SERVICES AGREEMENT

THIS AGREEMENT is made effective the 27th day of February, 2001.

BETWEEN:

VIRTUALSELLERS.COM, INC., a company incorporated pursuant to the federal laws of Canada, and having an office at 120 North LaSalle Street, Suite 1000, Chicago, Illinois, U.S.A. 60602

(the "Company")

AND:

IBRIDGE NETWORK INC., a company incorporated pursuant to the laws of the State of Washington, and having an office at 2033 Sixth Avenue, Suite 990, Seattle, Washington, U.S.A. 98121

(the "Distributor")

WHEREAS:

A. The Company owns and/or has the right to license its TAG ACTIVATED MARKUP ENHANCER programming language software commonly known as TAME (the "Software") and wishes to obtain professional distribution and sales representation services to promote the licensing of the Software to end users in the Territory (as defined herein);

B. The Company owns and/or has the right to sell EMC Storage Services (as defined herein) and wishes to obtain professional distribution and sales representation services to promote the sale of the EMC Storage Services to customers in the Territory;

C. The Company provides the Transaction Processing Services (as defined herein) and wishes to obtain professional distribution and sales representation services to promote the sale of the Transaction Processing Services to customers in the Territory;

D. The Distributor has represented to the Company that it has the professional skills and ability to be the Company's distributor and sales representative for the purpose of promoting the licensing of the Software and the sale of EMC Storage Services and the Transaction Processing Services in the Territory;

E. The Distributor has agreed to purchase one end user license of the Software for its own use; and

F. The Distributor wishes to act, and the Company wishes to have the Distributor act, on behalf of the Company to promote the licensing of the Software and the sale of EMC Storage Services and the Transaction Processing Services in the Territory on the terms and subject to the conditions set forth in this agreement:

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises set forth above, the mutual covenants and agreements contained in this Agreement and the payment by the Company to the Distributor of ten ($10.00) dollars (the receipt and sufficiency of which is hereby acknowledged by the Distributor), the parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1 DEFINITIONS

In this Agreement, except where the context or subject matter is inconsistent therewith, the following terms shall have the following meanings:

      "Confidential Information" includes all information disclosed by the Company to Distributor (whether in writing, orally or by any other means) in respect of:

      (i) the Company's business operations, business plans, methods and practices, including Customer Information, Financial Information and Marketing Information (as defined herein);

      (ii) inventions, discoveries, experimental data, processes, designs, performance criteria, drawings, specifications, know-how, show-how, models and prototypes;

      (iii) Trade Secrets (as defined herein);

      (iv) information ascertainable by inspection or analysis of the above disclosed information; and

      (v) all discussions, evaluations, reports, summaries of the above disclosed information, whether reduced to tangible form or not,

      but Confidential Information does not include:

      (vi) information which at the time of disclosure is in the public domain;

      (vii) information which, after disclosure, is published or otherwise becomes part of the public domain through no fault of the Distributor (but only after, and only to the extent that it becomes part of the public domain);

      (viii) information which was in the possession of the Distributor at the time of disclosure and was not acquired, directly or indirectly, from the Company; and

      (ix) information which the Distributor received after the time of disclosure from a third party who did not require the Distributor to hold the same in confidence and who did not acquire such information, directly or indirectly, from the Company, provided that the Distributor may disclose those portions of Confidential Information required by law only after giving the Company sufficient notice to object with the view of avoiding such disclosure if legally possible;

      "Customer Information" means information about potential and current customers of the Company or any derivative thereof and potential customer base and markets therefor, including customer names and addresses, the names of employees of customers with whom the Company is in contact in business, customer requirements and the Company's contracts with customers, including details about pricing and supply;

      "Distributor License Commissions" means the commissions that will be paid by the Company to the Distributor which is equal to twenty five (25%) percent of the Standard License Fees for each License Agreement sold by the Distributor with a Standard License Fee and a percentage of the Other License Fees for each License Agreement sold by the Distributor with an Other License Fee, which percentage will be negotiated and agreed to by the Company and the Distributor for each License Agreement with an Other License Fee prior to the execution of each such License Agreement;

      "EMC Distribution Commissions" means the commission that will be paid by the Company to the Distributor which is equal to fifty (50%) percent of the Net Storage Fees;

      "EMC Storage Services" means all EMC Storage services provided by the Company and its subsidiaries from time to time;

      "Financial Information" means information about the Company's financial state including expenses, sales, income, profit, pricing, salaries and wages, and projections for the aforesaid information;

      "including" means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word, and the word "include" and its derivative expressions will be construed accordingly;

      "License" means the Software license owned by the Company;

      "License Agreement" means the Company's standard-form written license agreement governing the use of the Software by Licensees, as amended from time to time, the current form of which is attached as Schedule "A";

      "Licensee" means any person, firm or corporation who enters into a License Agreement with the Company;

      "License Fees" means the Standard License Fees or the Other License Fees, as applicable, payable to the Company by a Licensee in connection with the execution of a License Agreement;

      "Marketing Information" means information about the Company's marketing programs, plans, strategies and proposed future products, services, advertising and promotion;

      "Modification" means all enhancements, additions and other modifications made to the Software or any translation of the Software;

      "Net Storage Fees" means the Storage Fees less (i) the amount of any costs of sales incurred by the Company in connection with providing the EMC Storage Services in the Territory; (ii) the amount of any commissions payable (but excluding any EMC Distribution Commissions) in connection with the Storage Fees; and (iii) the amount of any network charges in connection with the Storage Fees;

      "Net Transaction Processing Fees" means the Transaction Processing Fees less (i) the amount of any costs incurred by the Company in connection with providing the Transaction Processing Services in the Territory; (ii) the amount of any commissions payable (but excluding any Transaction Processing Distribution Commissions) in connection with the Transaction Processing Fees; and (iii) the amount of any network charges in connection with the Transaction Processing Fees;

      "Other License Fees" means the amount of fees (which amount of fees will be different than the Standard License Fees) payable to the Company by the Licensee in connection with the execution of a License Agreement, which fees will be negotiated by the Company and each Licensee;

      "Period" means the Initial Term and any Renewal Term;

      "Standard License Fees" means the initial amount of $75,000 payable to the Company by a Licensee in connection with the execution of a License Agreement which amount may be adjusted from time to time by the Company as the Company determines in its sole and absolute discretion;

      "Storage Fees" means any fees that are billed and actually received by the Company for EMC Storage Services provided by the Company in the Territory as a result of the Distributor's efforts pursuant to this Agreement;

      "Territory" means Africa and any other country or territory added as a Territory by mutual agreement of the parties to this Agreement;

      "Trade Secrets" means information, including a formula, pattern, compilation, program, device, product, method, technique or process that:

      (i) is used, or may be used, in business or for any commercial purpose;

      (ii) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use;

      (iii) is the subject of reasonable efforts to prevent it from becoming generally known; and

      (iv) the disclosure of which would result in harm or improper benefit;

      "Transaction Processing Distribution Commissions" means the commission that will be paid by the Company to the Distributor which is equal to fifty (10%) percent of the Net Transaction Processing Fees;

      "Transaction Processing Fees" means any fees that are billed and actually received by the Company for the Transaction Processing Services provided by the Company in the Territory as a result of the Distributor's efforts pursuant to this Agreement; and

      "Transaction Processing Services" means all transaction processing services provided by the Company and its subsidiaries from time to time, including credit card clearing services.

      1.2 CROSS-REFERENCE DEFINITIONS

      Each of the following terms shall have the meaning ascribed to it in the Section of this Agreement noted opposite it:

Term	Section
Approved Materials	10.1
Initial Term	11.1
Intellectual Property Rights	8.1
Monthly Sales Report	4.7
Minimum Performance Levels	4.3
Records	7.2
Renewal Term	11.1
Services	6.1
Software	Recital "A"
Support	5.2

      1.3 DESIGNATIONS AND NUMBER

      In this Agreement, words importing the singular or masculine shall include the plural, feminine or common gender and vice versa, where the context so requires.

      1.4 HEADINGS AND DIVISION

      The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

      1.5 GOVERNING LAW

      This Agreement will be governed by and construed in accordance with the laws of the State of Illinois (excluding its conflict of laws rules) and the federal laws of the United States applicable therein. The United Nations Convention on Contracts for the International Sale of Goods (1980) and any successor or replacement legislation will not apply to this Agreement and the license of the Software herein. Distributor agrees that the courts of the State of Illinois will have exclusive jurisdiction over all disputes arising out of or relating to this Agreement and Distributor hereby irrevocably submits to such jurisdiction.

      1.6 CURRENCY

      All references to monetary denominations in this Agreement shall be in United States dollars.

      1.7 ENTIRE AGREEMENT

      This Agreement and Schedules constitute the entire agreement between the parties and supersede all prior agreements, whether written or verbal, between the parties. No other ordering document or any other document which purports to modify this Agreement or any Schedule shall add to or vary the terms and conditions of this Agreement unless executed by both the Company and the Distributor. No amendment shall be considered to have been made to this Agreement unless it is in writing and is executed by both of the parties.

      1.8 CONFLICT

      If there is any conflict with or inconsistency between this Agreement and the terms of the Schedules, as amended from time to time, then the provisions of this Agreement shall prevail.

      ARTICLE 2
      NON-EXCLUSIVE RIGHT TO DISTRIBUTE EMC STORAGE SERVICES

      2.1 APPOINTMENT

      The Company hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Company's non-exclusive representative for the marketing, sale and distribution of the EMC Storage Services in the Territory during the Period. The Company expressly reserves the rights to market, sell and distribute the EMC Storage Services in the Territory during the Period, both in its own right and for any additional representative(s) that it may appoint in the Territory during the Period.

      2.2 TERMS

      Any sales of the EMC Storage Services shall be made upon such terms as are established in writing by the Company from time-to-time during the Period. Any sales of the EMC Storage Services made by the Distributor pursuant to this Agreement which are on terms other than those established by the Company pursuant to this Section 2.2 shall not be binding on the Company.

      2.3 EMC DISTRIBUTION COMMISSIONS

      The EMC Distribution Commissions are payable within thirty (30) days of the Company receiving the Storage Fees as a result of the Distributor's efforts pursuant to this Agreement.

      2.4 STORAGE FEES

      If and when applicable, the Distributor will pay to the Company, within ten (10) days of receipt of any Storage Fees, any Storage Fees received by the Distributor as a result of the Distributor's efforts pursuant to this Agreement. Failure to pay any such Storage Fees within the time specified herein will result in immediate denial of further requests for any EMC Storage Services submitted by the Distributor, until the arrears in Storage Fees are paid in full, together with the applicable interest of two (2%) percent a month. All payments of Storage Fees or any other payments to the Company shall be made in United States currency. The provisions of this Section 2.4 shall survive the termination or expiration of this Agreement.

      ARTICLE 3
      NON-EXCLUSIVE RIGHT TO DISTRIBUTE TRANSACTION
      PROCESSING SERVICES

      3.1 APPOINTMENT

      The Company hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Company's non-exclusive representative for the marketing, sale and distribution of the Transaction Processing Services in the Territory during the Period. The Company expressly reserves the rights to market, sell and distribute the Transaction Processing Services in the Territory during the Period, both in its own right and for any additional representative(s) that it may appoint in the Territory during the Period.

      3.2 TERMS

      Any sales of the Transaction Processing Services shall be made upon such terms as are established in writing by the Company from time-to-time during the Period. Any sales of the Transaction Processing Services made by the Distributor pursuant to this Agreement which are on terms other than those established by the Company pursuant to this Section 3.2 shall not be binding on the Company.

      3.3 TRANSACTION PROCESSING DISTRIBUTION COMMISSIONS

      The Transaction Processing Distribution Commissions are payable within thirty (30) days of the Company receiving the Transaction Processing Fees as a result of the Distributor's efforts pursuant to this Agreement.

      3.4 TRANSACTION PROCESSING FEES

      If and when applicable, the Distributor will pay to the Company, within ten (10) days of receipt of any Transaction Processing Fees, any Transaction Processing Fees received by the Distributor as a result of the Distributor's efforts pursuant to this Agreement. Failure to pay any such Transaction Processing Fees within the time specified herein will result in immediate denial of further requests for any Transaction Processing Services submitted by the Distributor, until the arrears in Transaction Processing Fees are paid in full, together with the applicable interest of two (2%) percent a month. All payments of Transaction Processing Fees or any other payments to the Company shall be made in United States currency. The provisions of this Section 3.4 shall survive the termination or expiration of this Agreement.

      ARTICLE 4
      PURCHASE OF LICENSE AND DISTRIBUTION OF LICENSE AGREEMENTS

      4.1 PURCHASE OF LICENSE

      The Distributor hereby agrees to enter into a License Agreement for the Software in consideration of a license fee of $60,000, to be paid by the Distributor to the Company in the following manner:

      $10,000 on the day of the execution of this Agreement;

      $10,000 on the day which is one month after the execution of this Agreement;

      $10,000 on the day which is two months after the execution of this Agreement; and

      the Company will retain the first $30,000 of the EMC Distribution Commissions earned by the Distributor pursuant to this Agreement.

      4.2 APPOINTMENT

      The Company hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the exclusive distribution and sales representative for the purpose of marketing, promoting, using, displaying and licensing the Software in the Territory only, in accordance with the terms and conditions set forth in this Agreement. All rights not expressly granted to the Distributor in this Agreement are reserved by the Company.

      4.3 PERFORMANCE CRITERIA

      As part of the sale of License Agreements, the Distributor shall achieve the minimum performance levels during the Initial Term of the Agreement as set forth at Schedule "B" (the "Minimum Performance Levels"). The Minimum Performance Levels set forth at Schedule "B" are applicable only to the Initial Term of this Agreement. Upon renewal of this Agreement, the Company may, in its sole and unfettered discretion, establish new Minimum Performance Levels for the Renewal Term.

      4.4 FAILURE TO MEET PERFORMANCE CRITERIA

      If the Distributor fails to accomplish the Minimum Performance Levels for each of the first two three month periods (as described in Schedule "B") within six (6) months of the execution of this Agreement, the Company may, in its sole and unfettered discretion, terminate this Agreement by written notice to the Distributor. Such notice shall state the termination date of this Agreement (which termination date shall not be less than thirty (30) days after the date of the notice).

      4.5 DISTRIBUTOR LICENSE COMMISSIONS FOR THE SALE OF SOFTWARE LICENCES

      The Distributor License Commissions are payable within thirty (30) days of the Company receiving the License Fees from each Licensee who enters into a Licence Agreement as a result of the Distributor's efforts pursuant to this Agreement.

      4.6 LICENSE FEES

      The Distributor will pay to the Company, within ten (10) days of the execution of a License Agreement, the License Fees from each Licensee who enters into a Licence Agreement as a result of the Distributor's efforts pursuant to this Agreement. Failure to pay the requisite License Fees within the time specified herein will result in immediate denial of further requests for licenses of the Software submitted by the Distributor, until the arrears in License Fees are paid in full, together with the applicable interest of two (2%) percent a month. All License Fees are non-refundable once paid to the Company. All payments of License Fees or any other payments to the Company shall be made in United States currency. The provisions of this Section 2.7 shall survive the termination or expiration of this Agreement.

      4.7 MONTHLY SALES REPORT

      As part of the sale of the License Agreements, within ten (10) days of the end of each month, the Distributor shall prepare and deliver to the Company concurrently with the payment of the total License Fees owing for that month, a monthly sales report (the "Monthly Sales Report"), signed by an officer of the Distributor containing the information indicated at Schedule "C" and such other information reasonably requested by the Company from time to time.

      4.8 INQUIRIES FROM OUTSIDE TERRITORY

      The Distributor shall not solicit prospective Licensees outside of the Territory. The Distributor shall promptly refer to the Company all unsolicited license inquiries received by the Distributor which originate from outside of the Territory. The Distributor shall not receive a Distributor Fee or any other payments from the Company for any such referrals.

      4.9 LICENSE AGREEMENT

      The Distributor shall not:

      distribute any copy of the Software without obtaining an executed License Agreement;

      distribute any copy of the Software or grant any License to any person, firm or corporation residing outside of the Territory;

      imply that the Licensee shall obtain more than a mere license to use the Software (being in object code form only) for the Licensee's personal use, or if the Licensee is a corporation, for its internal use solely; or

      make or give any warranty, condition or representation on behalf of the Company that either supplements or is inconsistent with the limited warranties specified by the Company in the License Agreement.

      ARTICLE 5
      TRAINING AND SUPPORT

      5.1 TRAINING

      The Company shall provide training to up to ___ personnel of the Distributor in the use of the Software. Unless otherwise agreed, such training shall be held at the Company's corporate headquarters within ninety (90) days following the date of the Agreement at a time designated by the Company acting reasonably. The Distributor shall be responsible for all travel, accommodation and related expenses it incurs to obtain such training. Further training in the use of the Software shall be available to the Distributor and its employees at an additional charge based on the Company's applicable rates then in effect.

      5.2 TECHNICAL SUPPORT TO DISTRIBUTOR

      The Company shall provide to the Distributor telephone or email technical support for troubleshooting related to the use of the Software only, (collectively known as "Support") by returning telephone or email inquires from the Distributor within twenty four (24) hours of receipt of such inquiries by the Company. The Company will not provide Support on weekends or statutory holidays observed in the State of Illinois.

      The Distributor shall provide adequate information to the Company to assist in the investigation and troubleshooting and to confirm that any problems have been resolved.

      5.3 TECHNICAL SUPPORT TO LICENSEES

      The Distributor shall be solely responsible for providing all Support and any other maintenance to its Licensees.

      ARTICLE 6
      RESPONSIBILITIES AND CONDUCT OF THE DISTRIBUTOR

      6.1 SERVICES

      As a distribution and sales representative of the Company, the Distributor shall perform, in a diligent and business-like manner, the services which are described in this Agreement, together with such other services which may be reasonably requested by the Company from time to time (collectively, the "Services").

      6.2 TAX

      The Distributor shall remit all payable taxes including any value added tax and/or withholding tax, to the relevant authorities and provide a full accounting of such taxes paid in the Monthly Sales Report. The Company shall not be responsible for any taxes including income taxes due on account of the Distributor, arising from the sale of the License Agreements, the EMC Storage Services or the Transaction Processing Services.

      6.3 ADEQUATE RESOURCES

      The Distributor shall at all times maintain such competent staff and otherwise commit such other resources as are reasonably required to meet its obligations hereunder.

      6.4 PERMITS AND APPROVALS

      The Distributor shall, at its own expense, obtain and maintain such permits and approvals as are required by it to meet its obligations hereunder.

      6.5 COVENANT OF ETHICAL CONDUCT

      The Distributor shall:

      not employ illegal or unethical practices in promoting the Software or in the sale of the License Agreements, the EMC Storage Services or the Transaction Processing Services;

      represent the Company in a manner intended to preserve and enhance the reputation of the Company as a provider of quality services and products; and

      otherwise promote the Software and the related licensing thereof and the sale of the EMC Storage Services and the Transaction Processing Services in accordance with the laws applicable to the various jurisdictions where the Software is to be marketed hereunder and where the Distributor and the Company are situate.

      ARTICLE 7
      ACCOUNTING

      7.1 ADJUSTMENTS

      If the Company in good faith disputes the calculation of the total License Fees, the Storage Fees or the Transaction Processing Fees and either the parties agree or a competent tribunal finally adjudges that the Distributor underpaid any such fees with respect to any month, then the Distributor shall forthwith pay to the Company the remaining amount of any such fees owing for the applicable month, together with interest at a rate of two (2%) percent per month on the outstanding balance.

      7.2 BOOKS AND RECORDS

      The Distributor shall keep, maintain and preserve, during the currency of this Agreement and for a period of at least two (2) years following the termination or expiration of this Agreement, complete and accurate records covering all transactions relating to this Agreement (the "Records"). The Records shall be created and maintained in accordance with United States generally accepted accounting principles and shall be available for inspection by the Company from time to time until two (2) years following the termination or expiration of this Agreement, during reasonable business hours and upon reasonable notice. The Company shall have the right to make copies of any extracts of the Records and the Distributor shall not cause or permit any interference with such inspection and copying by the Company. If such right is exercised by the Company more than once in any six (6) month period, then such copying shall be at the Company's expense. The provisions of this Section 7.2 shall survive the termination or expiration of this Agreement.

      7.3 EFFORTS EXPENDED TO DEVELOP THE MARKET

      The Distributor shall bear its own costs in promoting and developing a market for the Software, the EMC Storage Services and the Transaction Processing Services in the Territory and shall not otherwise make a claim against the Company for either promoting or otherwise developing a market for the Software, the EMC Storage Services and the Transaction Processing Services. The Distributor acknowledges that it has conducted an independent investigation and recognizes that the business venture contemplated by this Agreement involves certain business risks. The Distributor acknowledges that it has not received any warranty or guarantee, expressed or implied as to the potential volume, profits or success of the business venture contemplated by this Agreement.

      7.4 CREDIT RISK

      The Distributor is fully responsible for all credit risk and collections matters relating to the collection of License Fees, Storage Fees and Transaction Processing Fees. The Company shall provide reasonable assistance to the Distributor in this regard.

      ARTICLE 8
      COVENANTS AND INDEMNITIES BY DISTRIBUTOR

      8.1 INTELLECTUAL PROPERTY RIGHTS

      The Distributor acknowledges the great value of the Software (including any Modifications thereto) and of the goodwill associated therewith and agrees that all proprietary and intellectual property rights, including all copyrights, trade-marks, Trade Secrets and patentable inventions, relating to the Software, the EMC Storage Services and the Transaction Processing Services and all goodwill pertaining thereto (collectively, the "Intellectual Property Rights") belong to the Company and further agrees that ownership of the Software and the Intellectual Property Rights therein shall be held in the name of the Company. The Distributor acknowledges that any Modifications to the Software are derivative works of the Software and agrees that title to all Intellectual Property Rights in any such derivative works shall remain with the Company. The Distributor shall not modify the Software without the express prior written consent of the Company.

      8.2 COVENANTS BY DISTRIBUTOR

      The Distributor covenants with the Company:

      to assist and co-operate with the Company to the extent requested by the Company in the protection of the Intellectual Property Rights, including the execution of any document to confirm the Company's title to and interest in the Software and the Intellectual Property Rights and the assignment of any rights to or ownership interest in the Software and the Intellectual Property Rights that it may have acquired from the Company;

      to take no steps either directly or indirectly to claim or dispute ownership or the enforceability or validity of the Intellectual Property Rights or the right of the Company to grant the rights herein or in the License Agreements;

      to promptly notify the Company of any infringements or imitations by others of the Software and/or the Intellectual Property Rights when such becomes known to the Distributor and, where possible, to provide a sample of such infringement or imitation and to co-operate with the Company in enforcing the Intellectual Property Rights against the infringer or imitator; provided however, that the Distributor shall not institute any suit or take any action on account of any such infringements or imitations without the Company's prior written consent;

      to promptly notify the Company of the failure of any Licensee to abide by any and all of the terms of the relevant License Agreement that becomes known to the Distributor; provided however, that the Distributor shall not institute any suit or take any action on account of such failure without the Company's prior written consent;

      not to produce, reproduce, copy, translate, adapt, alter, reverse engineer, decompile, disassemble, download, change hardware formats, rent, lease, share, lend, license, sub-license, communicate by telecommunication or electronically distribute or market by any means the Software, except as expressly provided for in this Agreement or as otherwise expressly approved in writing by the Company; and

      not to remove, modify or deface any logo, notice or legend of ownership or copyright, trade-marks, Trade Secrets or other Intellectual Property Rights from any material relating to the Software.

      8.3 CONFIDENTIAL INFORMATION

      The Distributor covenants with the Company:

      to keep all Confidential Information to which access is granted to or obtained by it in strictest confidence and not to disclose or permit disclosure of all or any portion of the Confidential Information to any person, firm, corporation, business or other entity, except as otherwise expressly permitted by this Agreement or with the prior written authorization of the Company;

      without prejudice to the generality of subsection 8.3(a), to exercise a degree of care in protecting the confidentiality of the Confidential Information that is at least equivalent to that which the Distributor uses to protect its own information of like sensitivity and importance;

      not to use all or any portion of the Confidential Information in any way which may be reasonably considered as detrimental to the business operations of the Company;

      not to use all or any portion of the Confidential Information for any purpose other than as expressly authorized by this Agreement or in writing by the Company;

      not to copy or otherwise reproduce or duplicate all or any portion of the Confidential Information without the prior written authorization of the Company, which authorization may be unreasonably withheld;

      to permit access to the Confidential Information only to such of its directors, officers, employees and agents:

          as need such Confidential Information for the proper use thereof or for the fulfilment of their regular duties with the Distributor; and

          who, prior to receiving any such access, have executed a written confidentiality agreement with the Distributor containing terms, conditions and restrictions that are at least as stringent as the terms, conditions and restrictions contained in this Agreement. The Distributor shall be directly liable to the Company for any breach by the Distributor's directors, officers, employees and agents of such confidentiality agreements;

      not to permit any director, officer, employee, agent or representative of any nominee corporation for them or any other party receiving Confidential Information on their behalf to disclose or permit disclosure of such information to any person, firm, corporation, business or other entity for any purpose, except as expressly authorized by this Agreement or in writing by the Company;

      to promptly advise the Company in writing if any unauthorized use or disclosure or any anticipated use or disclosure of all or any portion of the Confidential Information comes to the Distributor's attention and to take all reasonable steps to stop such unauthorized or anticipated use or disclosure; and

      to promptly return all Confidential Information, together with any copies thereof, to the Company upon demand.

      8.4 EXCEPTION

      Notwithstanding the foregoing to the contrary, the Distributor may disclose all or any part of the Confidential Information as it may be required by law or pursuant to an order of a court of competent jurisdiction, subject to giving the Company prompt notice of any such request in order for the Company to seek protection over such disclosure.

      8.5 REMEDIES FOR BREACH

      The Distributor acknowledges and agrees that breach of any provision of this Article 8 by it or any of its directors, officers, employees or agents will cause irreparable and continuing damage to the Company which could not adequately be compensated for in damages alone. The Distributor agrees that the Company shall have the right to seek equitable and injunctive relief to prevent any actual or anticipated breach of this Article 8 by the Distributor or by any of its directors, officers, employees or agents, or any further breach of this Article 8, as well as all other remedies available at law or in equity, and the Distributor hereby consents to an injunction being issued against it in this regard (as applicable). The Distributor further agrees that no such action by the Company shall be construed so as to be in derogation of any other remedy that may be available in the event of such a breach or anticipated breach. If the Company retains legal counsel in endeavouring to enforce the terms of this Agreement, then it shall be entitled to recover from the Distributor, in addition to all other relief available, and the Distributor shall pay to the Company, the Company's related expenses and legal fees. The provisions of this Section 8.5 shall survive the termination or expiration of this Agreement.

      8.6 DISTRIBUTOR CO-OPERATION

      The Distributor shall co-operate promptly with the Company to enable the Company to comply with the provisions of any United States Export Administration Act, War Powers Act, or any other law or Executive Order relating to control or restriction of exports or transfer of technology and the regulations of the United States Departments of State, Commerce and Defence relating thereto (in present form or as they may be amended in the future), as they may apply to the Distributor's activities. The Distributor shall not export or transfer, directly or indirectly, any Software or License to any prohibited country or to any country for which the United States Government or any agency thereof requires, with respect to United States exporters, an export license or other governmental approval at the time of the export or transfer, without first obtaining both the consent of the Company and requisite government license or approval.

      8.7 FUTURE LAWS AND REGULATIONS

      The Distributor shall immediately advise the Company of any import or export law or regulation adopted in the Territory which might adversely affect the implementation of this Agreement, and the Distributor agrees to comply with all such laws and regulations.

      8.8 INDEMNITY

      The Distributor hereby covenants to indemnify and hold harmless the Company from and against:

      any and all damage or deficiency resulting from any act, omission to act, misrepresentation, breach of warranty or non-fulfilment by the Distributor or any of its directors, officers, employees, agents or subcontractors of any representation, warranty or covenant on the part of the Distributor contained in this Agreement;

      any and all damage or deficiency resulting from any breach or non-fulfilment by any of the Distributor's directors, officers, employees, agents or subcontractors of any covenant on their part contained in any confidentiality agreement relating to the Software (or of the breach of the confidentiality agreements of such directors, officers, employees, agents or subcontractors with the Distributor as described in Section 8.3(f)(ii)); and

      any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

      This indemnity shall survive the termination or expiration of this Agreement.

      8.9 NON-COMPETITION COVENANT

      During the Period and for two (2) years immediately thereafter, the Distributor shall not, without the prior written consent of the Company, which consent may be arbitrarily refused, either directly or indirectly, sell or license or otherwise promote in the Territory:

      the sale or license of any software which is competitive with the Software, in that the competitive product has substantially the same functionality as the Software; or

      the sale of any services which are competitive with the EMC Storage Services or the Transaction Processing Services.

      The Distributor acknowledges and agrees that by reason of its association with the business of the Company the provisions of this Section 8.9 are reasonable in the circumstances and constitute a legitimate protection of the business interests of the Company. The provisions of this Section 8.9 shall survive the termination or expiration of this Agreement.

      8.10 NON-SOLICITATION COVENANT

      During the Period and for two (2) years immediately thereafter, the Distributor shall not employ or contract for the services of, or contact for the purpose of offering to employ or contract for the services of, or contact for the purpose of enticing to leave their employment or contract of services with the Company, any individuals who are employees or independent contractors of the Company at any time during the Period and for the period of two (2) years immediately thereafter. The provisions of this Section 8.10 shall survive the termination or expiration of this Agreement.

      ARTICLE 9
      COVENANTS AND INDEMNITIES BY THE COMPANY

      9.1 REPRESENTATION AND WARRANTY

      The Company represents and warrants to the Distributor only that it is the legal owner of the Software and that it has the right to grant the license hereby granted to market and promote the Software and for Licensees to use the Software pursuant to the terms of the License Agreement.

      9.2 ACKNOWLEDGEMENT AND WAIVER BY DISTRIBUTOR

      The Distributor acknowledges and agrees that the Company does not represent or warrant that the operation of the Software:

      will meet a Licensee's requirements;

      will be error free; or

      will not be interrupted by reason of any defect therein or by reason of fault on the part of Company.

      The Company expressly disclaims and the Distributor hereby expressly waives all representations, warranties or conditions not specifically set forth in this Agreement including implied representations, warranties or conditions of merchantable quality or fitness for a particular purpose and those arising by statute or otherwise in law or from course of dealing or usage of trade.

      9.3 INDEMNITY

      Subject to Section 9.4, the Company hereby covenants to indemnify and hold harmless the Distributor from and against:

      any and all damage or deficiency resulting from any misrepresentation, breach of warranty or non-fulfilment by the Company of any representation, warranty or covenant on the part of the Company contained in this Agreement or the License Agreement;

      any claim resulting in non-appeallable damages awarded by a Court that the Software, alone, infringes any patent of a third party issued in the Territory on the effective date of this Agreement or infringes any copyright of a third party within the Territory; and

      any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing,

      provided that, with respect to Section 9.3(b), the Distributor gives prompt notice of any claim to the Company and that the Distributor grants the Company the right, at its discretion, to take carriage of any such legal action including, without limitation, all settlement negotiations with respect thereto. This indemnity shall survive the termination or expiration of this Agreement.

      9.4 LIMITED LIABILITY

      Notwithstanding anything to the contrary contained herein, the Company shall not be liable for any consequential, incidental, indirect, punitive or special damages incurred by the Distributor, including loss of business, loss of profits, or failure to realize anticipated earnings, even if the Company has been apprised of the likelihood of such damages occurring. The Company's liability for loss or damages hereunder shall be limited, in the aggregate, to the Distributor's actual provable direct loss and damages relating to the Period during which the loss or damage occurred, and shall in no event exceed the aggregate License Fees actually paid to the Company with respect to that Period regardless of how such damages arise, whether as a result of breach of contract (including fundamental breach), tort (including negligence), intellectual property infringement, or otherwise. The provisions of this Section 9.4 shall survive the termination or expiration of this Agreement.

      ARTICLE 10
      ADVERTISING AND TRADE-MARKS

      10.1 APPROVED MATERIALS

      As part of the Services, the Distributor shall develop and produce to the Company's direction such sales literature, web sites and other promotional materials as are necessary to effectively market and promote the Software, the EMC Storage Services and the Transaction Processing Services (such literature, web sites and materials, upon approval by the Company, are collectively referred to as "Approved Materials"). The Approved Materials shall clearly indicate that the Distributor is marketing, promoting, using, displaying and licensing the Software pursuant to a license from the Company and is marketing, promoting and selling the EMC Storage Services and the Transaction Processing Services on behalf of the Company.

      10.2 PERMISSION

      The Company may grant the Distributor permission to display the marks "VIRTUALSELLERS", "TAG ACTIVATED MARKUP ENHANCER" and "TAME", or any other trade-mark on the Approved Materials upon written request from the Distributor which specifies the manner in which the marks shall be displayed. The Company shall retain the right to refuse permission to use its trade-marks, at the Company's sole and unfettered discretion. The Distributor shall not use any sales literature, web sites or promotional materials other than Approved Materials and shall not otherwise use the Company's registered or unregistered trade-marks in promoting the Software, except with the prior written permission of the Company. The Distributor shall not use, as part of the corporate name of any corporation which may market, promote, use, display or license the Software, the words "VIRTUALSELLERS", "TAG ACTIVATED MARKUP ENHANCER" or "TAME" or any name or mark that is confusing with such marks. The Distributor acknowledges and agrees that it obtains no rights or interest in, or license to use, any registered or unregistered trade-mark of the Company or in the goodwill accruing therefrom.

      ARTICLE 11
      TERM AND TERMINATION

      11.1 TERM

      The term of this agreement shall commence on the effective date hereof and shall continue for a period of one year (the "Initial Term"), unless sooner terminated as provided for herein. Upon expiry of the Initial Term and provided the Distributor is not then in default under this Agreement, the Company may offer the Distributor a one year renewal (a "Renewal Term") of this Agreement, based on the terms and conditions herein. If the Distributor accepts such renewal, then the Agreement shall continue during the Renewal Term. Upon expiry of the Renewal Term, the Company may again offer a one-year Renewal Term on the terms and conditions of the expiring Renewal Term, provided that the Distributor is not then in default under the terms of this Agreement, and so on from year to year. Prior to the commencement of any Renewal Term, the parties may mutually agree on any amendments to the terms of this Agreement.

      11.2 EARLY TERMINATION BY COMPANY

      Without prejudicing any other rights that it may have hereunder or at law or in equity, and without detracting from the rights of the Company to terminate pursuant to Sections 4.3 and 4.4 herein, the Company may terminate this Agreement immediately if:

      the Distributor breaches any material term of this Agreement and such breach is not cured to the satisfaction of the Company, acting reasonably, within ten (10) days after written notice describing that breach in reasonable detail is delivered to the Distributor;

      there is a change in voting or de facto control of the Distributor;

      the Distributor becomes insolvent (as that term is defined by the relevant laws of United States), admits in writing its inability to pay its debts as they become due, or commits or threatens to commit an act of bankruptcy; a receiver or other person with like powers is appointed for the Distributor or its business; the Distributor makes an assignment for the benefit of its creditors; any proceedings with respect to the Distributor are commenced under the compromise or arrangement provisions of any applicable legislation, or the Distributor enters into an arrangement or compromise with all or any of its creditors pursuant to such provisions or otherwise; a resolution is passed, a petition is filed or an order is made for the winding up or liquidation of the Distributor; a bankruptcy petition is filed or presented against the Distributor; or the Distributor is declared bankrupt;

      any representation or warranty by the Distributor herein or in any other agreement or document that the Company has the benefit of, is or becomes untrue or incorrect in whole or in part and is not remedied to the satisfaction of the Company, acting reasonably, within fifteen (15) days after written notice thereof describing that untrue or incorrect representation or warranty in reasonable detail is delivered to the Distributor; or

      the operations of the Distributor are, in the opinion of the Company, acting reasonably, hindered by disputes between officers, directors or shareholders of the Distributor.

      Notwithstanding any other provisions of this Agreement and without prejudicing any other rights that it may have hereunder or at law or in equity, and without detracting from the rights of the Company to terminate pursuant to Sections 4.3 and 4.4 herein, the Company may terminate this Agreement by written notice to the Distributor. Such notice shall state the termination date of this Agreement (which termination date shall not be less than thirty (30) days after the date of the notice).

      11.3 ACTIONS ON TERMINATION/EXPIRATION

      Upon the termination or expiration of this Agreement for any reason, without prejudice to any other rights which the parties may have:

      the Distributor shall immediately deliver to the Company all Confidential Information then in its possession or control, if any, and shall deliver a certificate of an officer of the Distributor attesting that all such Confidential Information has been returned to the Company or deleted from all electronic data storage means, and shall retain no copies, analyses or summaries thereof, in any form or media whatsoever;

      the Distributor shall refrain from further use of the Company's Confidential Information and shall promptly execute and deliver such documentation deemed necessary by the Company for the purpose of confirming the Company's ownership of the Software and the Intellectual Property Rights;

      the Distributor shall immediately cease to use or display and remove from all relevant materials and media, all of the Company's trade-marks for which permission had previously been granted by the Company to the Distributor to display;

      the Distributor shall immediately cease all marketing and promotional activities relating to the Software, the EMC Storage Services and the Transaction Processing Services and shall immediately deliver to the Company a Monthly Sales Report containing information up to the date of termination or expiration, together with all information relating to potential License Agreements with Licensees;

      the Distributor shall immediately remove from all of its relevant web sites and other marketing materials any references to the Software, the related Intellectual Property Rights and the EMC Storage Services and the Transaction Processing Services, and refer subsequent inquiries from potential Licensees to the Company; and

      the Distributor shall immediately pay all sums owing to the Company hereunder or as they subsequently become due.

      The provisions of this Section 11.3 shall survive the termination or expiration of this Agreement.

      ARTICLE 12
      GENERAL

      12.1 FURTHER ASSURANCES

      The parties shall execute and deliver such further documents and instruments and shall do such further acts and things as may be reasonably required to carry out the intent and meaning of this Agreement.

      12.2 TIME OF THE ESSENCE

      Time shall be of the essence of this Agreement.

      12.3 FORCE MAJEURE

      Neither party shall be responsible for delays or failures in performance resulting from acts beyond the control of such party. Such acts shall include, but not be limited to, acts of God, strikes, riots, acts of war, epidemics, fire, communication line failures, power failures, earthquakes, or other disasters. If the force majeure continues for sixty (60) days, either party may terminate this Agreement by giving written notice to the other party. Such notice shall state the termination date of this Agreement (which termination date shall not be less than thirty (30) days after the date of the notice) and the nature of the force majeure.

      12.4 NO ASSIGNMENT

      This Agreement and the rights and obligations of the Distributor shall not be assigned, (a change of voting control of the Distributor will be considered an assignment for the purposes of this Section), without the express written consent of the Company, which consent may be arbitrarily withheld.

      12.5 INDEPENDENT CONTRACTORS

      The relationship of the parties is one of independent contractors. Nothing in this Agreement shall be construed as placing the parties in a relationship as employer and employee, principal and agent, or partners and joint venturers. Neither party will have the authority to enter into legally binding obligations on behalf of the other party without the other party's prior express written consent.

      12.6 NOTICES

      Any notice required or permitted to be given under this Agreement by either party shall be deemed to have been well and sufficiently given if given in writing by facsimile machine ("faxed") to, delivered at, or emailed to the address of such party as follows:

      if to the Company:

      VIRTUALSELLERS.COM, INC.
      120 North LaSalle Street, Suite 1000
      Chicago, Illinois
      U.S.A. 606002

      Attention: Dennis Sinclair, President
      Fax: (312) 920-1871
      Email: disinclair@virtualsellers.com

      with a copy to:

      CLARK, WILSON
      800 - 885 West Georgia Street
      Vancouver, B.C. V6C 3H1
      Canada

      Attention: Virgil Hlus
      Fax: (604) 687-6314
      Email: vzh@cwilson.com

      if to the Distributor:

      IBRIDGE NETWORK INC.
      2033 Sixth Avenue, Suite 990
      Seattle, Washington
      U.S.A. 98121

      Attention: Ghassan R. Saade
      Fax: (206) 903-3130
      Email: gsaade@ibridgenetwork.net

      or such other address as any party may specify by notice in writing to the other party. Any such notice shall be deemed to have been given and received by a party to whom it was addressed if sent by fax, on successful transmission, or, if delivered, on delivery by registered mail, or, if by email, on receipt of return email acknowledgement by the receiving party.

      12.7 SUCCESSORS AND ASSIGNS

      This Agreement and everything contained herein shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

      12.8 METHOD OF PAYMENT

      All monies payable to the Company by the Distributor shall be made by wire transfer pursuant to the wiring instructions provided by the Company to the Distributor from time to time.

      12.9 INTEREST

      Interest shall accrue on all monies that are in arrears and payable by the Distributor at the rate of two (2%) percent per month.

      12.10 DISPUTES WITH OTHER DISTRIBUTORS

      In case of a dispute between the Distributor and any other distributor of the Company or between the Distributor and an affiliate or agent of the Company, the Distributor agrees to submit such dispute to the Company and to abide by the Company's decision thereon.

      12.11 DISPUTES BETWEEN COMPANY AND DISTRIBUTOR

      Any controversy or claim arising out of or relating to the provisions of this Agreement and Schedules shall be settled by binding arbitration in accordance with the Uniform Arbitration Act, the Federal Arbitration Act, and the International Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Chicago in the State of Illinois in the United States, or at another location agreed to between the parties in writing.

      12.12 TRANSLATIONS

      For the convenience of its customers, the Distributor may, at the Distributor's sole cost and expense, translate Schedule "A" into other languages. However, the official language of this Agreement and, to the extent permitted by law, all License Agreements executed pursuant to this Agreement shall be in English, and the Distributor's customers shall be so informed, and shall expressly agree to this in all License Agreements. In event of inconsistencies between the translated version and the English version, the English version shall prevail.

      12.13 SEVERABILITY

      If any term or provision of this Agreement shall be found to be illegal or unenforceable, then, notwithstanding such illegality or unenforceability, it will be enforced to the maximum extent permissible, and the legality and enforceability of the other provisions of this Agreement will not be affected. It is expressly understood and agreed that each and every provision of this Agreement which provides for a limitation of liability or limited warranty is intended by the parties to be severable and independent of any other provision and to be enforced as such.

      12.14 NON-WAIVER

      No failure or delay on the part of the Company in exercising any right, power or remedy shall operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other further exercise thereof or the exercise of any other right, power or remedy.

      12.15 COUNTERPART EXECUTION

      This Agreement may be executed in counterparts and such counterparts together shall constitute a single instrument. This Agreement may be executed by both parties attaching their digital signatures to the electronic version of the Agreement.

      IN WITNESS WHEREOF the parties have duly executed this agreement.

      VIRTUALSELLERS.COM, INC.

      Per: /s/ Dennis Sinclair
      Authorized Signatory

      IBRIDGE NETWORK INC.

      Per: /s/ signed
      Authorized Signatory

      SCHEDULE "A"

      LICENSE AGREEMENT

      SCHEDULE "B"

      PERFORMANCE CRITERIA

      1. Minimum Performance Levels for the Initial Term:
Three Month Periods	Level of License Sales (expressed in the total amount of License Fees to be achieved in the three month period)
1. First Three Month Period (period commencing on execution of this Agreement and ending three months thereafter)	$500,000
2. Second Three Month Period (period commencing three months after execution of this Agreement and ending three months thereafter)	$500,000
3. Third Three Month Period (period commencing six months after execution of this Agreement and ending three months thereafter)	$500,000
4. Fourth Three Month Period (period commencing nine months after execution of this Agreement and ending three months thereafter)	$500,000

      SCHEDULE "C"

      MONTHLY SALES REPORT

      The Monthly Sales Report shall include the following:

      the number of copies of the Software licensed to Licensees in the Territory during the applicable month and to date during the applicable Period;

      the name, address, domain name, IP address, contact person and such other information as the Company may require of each Licensee which receives a License in the applicable month; and

      a calculation of License Fees and Distributor License Commissions owing for the applicable month.